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Exhibit 2.5

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                                    NON-COMPETITION AGREEMENT dated July 31,
                                    1997 by and between KATZ DIGITAL
                                    TECHNOLOGIES, INC. a Delaware corporation
                                    ("KDTI"), ADVANCED DIGITAL SERVICES, INC., a
                                    New York corporation, formerly known as Katz
                                    Digital Acquisition Inc. (the "Company") and
                                    GARY RITKES ("Obligor").


                                 R E C I T A L :


Concurrently with the execution and delivery of this Agreement, Advanced Digital Services, Inc., a New York corporation ("ADSI-NY"), of which the Obligor was a shareholder, merged with and into the Company, a wholly-owned subsidiary of KDTI, pursuant to a Plan and Agreement of Merger dated July 31, 1997 (the "Merger Agreement"). Obligor is also entering into an Employment Agreement with the Company concurrently herewith.

NOW THEREFORE, in consideration for the agreements herein set forth, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by Obligor, the parties hereby agree to be bound by the terms and conditions of this Agreement.


1.       DEFINITIONS

Capitalized terms used in this Agreement shall, unless the context otherwise requires, have the meanings specified in this Section 1.

         a. The term "ADSI Customers" means customers of any of the Advanced Digital Companies on the date hereof or at any time within the two (2) year period prior to the date hereof.

         b. The term "Advanced Digital Companies" means ADSI-NY, Advanced Digital Solutions, Inc., a New York, corporation and GARY RITKES Studio, Inc., a New York corporation.

         c. The term "Affiliate" means any corporation, partnership, company, firm, entity or proprietorship which, directly or indirectly, controls or is controlled by or under common control with KDTI, and includes the Company.

         d. The term "Confidential Information" means confidential matters relating to the business of the KDTI Companies, including, but not limited to, "know-how," trade secrets, customer lists, subscription lists, pricing policies, operational methods, marketing plans or strategies, product development techniques or plans,



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                  information pertaining to the Customers and their
                  requirements, business acquisition plans, new personnel acquisition plans, formulae, methods of manufacture, technical processes, designs and design projects, inventions and research projects and other business affairs relating to the business of the KDTI Companies;

         e. The term "Customer" means (i) anyone who is a customer of any of the KDTI Companies at the time of the alleged prohibited conduct or at any time during the two (2) year period immediately preceding the alleged prohibited conduct; (ii) any ADSI Customer; or (iii) any prospective customers to whom any of the KDTI Companies makes a presentation (or similar offering of services) within a period of 360 days immediately preceding the alleged prohibited conduct.

         f. The term "KDTI Companies" means KDTI, the Company and any other Affiliate.

         g. The term "Local Customer" means a Customer that has an office or facility or operates its business primarily within the Restricted Area.

         h. The term "Restricted Period" means the period commencing on the date hereof and ending on July 31, 2007.

         i. The term "Restricted Area" means the geographic area lying within a fifty (50) mile radius of 360 West 31st Street, New York, New York.


2.       COVENANTS AGAINST COMPETITION.

         Obligor hereby covenants and agrees that during the Restricted Period he will not, directly or indirectly, by himself, or through any other person, firm, company, entity or enterprise:

         (i) render any services of the type rendered by any of the KDTI Companies to or for a Local Customer unless such services are rendered as an employee of or consultant to one of the KDTI Companies;

         (ii) attempt in any manner to solicit, directly or indirectly, from any Customer (except on behalf of the KDTI Companies) business of the type performed by any of the KDTI Companies, or persuade any Customer to cease doing business or to reduce the amount of business which any such Customer has done or contemplates doing with any of the KDTI Companies;

         (iii) engage within or from the Restricted Area in any business activity competitive with (i) the business of ADSI-NY immediately prior to its merger with and into the Company or (ii) any other business conducted by any of the KDTI Companies during the Restricted Period;


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         (iv) employ or attempt to employ or assist anyone else to employ any person (except on behalf of the KDTI Companies) who is then, or at any time during the preceding twelve months was, in the employ of any of the KDTI Companies; or

         (v) solicit, directly or indirectly, or affect to the detriment of any of the KDTI Companies, any relationship of any of the KDTI Companies with any Customer or any supplier, service bureau, vendor or employee of any of the KDTI Companies, or cause any Customer, supplier, or vendor of any of the KDTI Companies to refrain from entrusting additional business to any of the KDTI Companies.

3.       CONFIDENTIAL INFORMATION

         The Obligor shall keep secret and retain in strictest confidence, and shall not use for the benefit of himself or others, except in connection with the business and affairs of the KDTI Companies, all Confidential Information learned by the Obligor heretofore and hereafter, and shall never disclose such matters to anyone outside of the KDTI Companies, except (i) as required in the course of performing duties for the KDTI Companies, (ii) with KDTI's express written consent; or (iii) with respect to such information which is generally known to the public or becomes known to the public though no fault of the Obligor.


4.       PAYMENTS TO OBLIGOR

         a. In consideration for Obligor's performance of his obligations under this Agreement, the Company agrees to pay Obligor, and KDTI guarantees the payment of, the sum of Fifty Nine Thousand One Hundred Eighty Seven and 50/100 Dollars ($59,187.50) per annum during the first five (5) years of the Restricted Period, payable in equal monthly installments.

         b. In the event of a breach by Obligor of its obligations under this Agreement, which is not cured within ten (10) business days after receipt of notice of default from KDTI, the Company shall have the right to suspend any further payments to Obligor under this Agreement without limiting any other damages or remedies, including specific performance or injunctive or other equitable relief to which any of the KDTI Companies may be entitled.

         c. This Agreement shall terminate and be of no further force and effect in the event that KDTI causes the shares of the Company to be transferred to the Obligor and the other former shareholder of ADSI-NY pursuant to Section 3.2.2 (iii) of the Merger Agreement. The provisions of Section 3 of this Agreement shall survive, however, with respect to Confidential Information regarding the Customers (other than the ADSI Customers and the customers of the Company as of the date the shares of the Company are so transferred) and their requirements, business acquisition plans, new personnel acquisition plans, formulae, methods of manufacture, technical processes, designs and design projects, inventions and


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                  research projects and other business affairs relating to the business of the KDTI Companies (other than the business of ADSI-NY transferred to the Company as a result of the merger of ADSI-NY with and into the Company) learned by the Obligor heretofore and hereafter.

5.       ENFORCEMENT THROUGH INJUNCTION

         Obligor acknowledges that the type and periods of restriction imposed in Sections 2 and 3 are fair and reasonable and are reasonably required for the protection of the KDTI Companies and the goodwill, business and assets of the KDTI Companies, including the goodwill, business and assets of the ADSI-NY transferred to the Company as a result of the merger of ADSI-NY with and into the Company. The Obligor acknowledges that a breach of the provisions of this Agreement would irreparably damage the KDTI Companies, and that once such a breach has occurred, there may be no accurate way of determining the amount of damage or loss suffered by the KDTI Companies. The Obligor therefore agrees that the terms of this Agreement may be enforced through preliminary or final injunctive relief or other equitable remedy, without any of the KDTI Companies having to (i) prove irreparable injury or likelihood of success, (ii) prevail on the balancing of the equities test or other legal criteria, or (iii) post a bond, and without limiting any other damages or remedies to which any of the KDTI Companies may be entitled, including termination of the payments required under Section 4 of this Agreement.


6.       BLUE LINING

         a. If any of the provisions of this Agreement relating to time, geographical area, services, products, devices and/or information are deemed by a court of competent jurisdiction to be overly broad or for any other reason unenforceable, the parties agree that such restrictions herein as to time, geographical area, services products, devices and/or information shall be reduced to such time, geographical area, services, products, devices and/or information as such court shall hold to be reasonable and legally enforceable. In addition, if any court determines that any of the restrictive covenants contained in this Agreement or any part thereof, is invalid or unenforceable, the remainder of the restrictive covenants shall not thereby be affected and shall be given full effect without regard to the invalid portions.

         b. The Obligor acknowledges that KDTI, the Company and the Obligor intend to and hereby confer jurisdiction to enforce the covenants contained in this Agreement upon the courts of any state within the geographical scope of such covenants. In the event that the courts of one or more of such states shall hold such covenants wholly unenforceable by reason of the breadth of such scope or otherwise, it is the intention of the parties hereto that such determination not bar or in any way affect the right of any of the KDTI Companies to the relief provided above in the courts of any other states within the geographical scope of such covenants, as to breaches of such covenants in such other respective states, the above covenants as they


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                  relate to each state being, for this purpose, severable into diverse and independent covenants. Notwithstanding the foregoing, no action will be commenced in more than one jurisdiction at a time unless one or more of the provisions of this Agreement can only be enforced if an action is brought in another jurisdiction or jurisdictions.

         c. The Obligor acknowledges that the business of the KDTI Companies extends beyond the geographic area of the State of New York and accordingly, it is reasonable that the restrictive covenants set forth above are not limited by specific geographic area but by the location of the Customers.


7.       MISCELLANEOUS

         a. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors and assigns.

         b. Any notice or other communications required or permitted hereunder shall be in writing and shall be deemed effective
                  (a) upon personal delivery, if delivered by hand and followed by notice by mail, overnight courier or delivery service or facsimile transmission; (b) one day after the date of delivery by Federal Express or other nationally recognized courier service that provides a delivery receipt, if delivered by priority overnight delivery between any two points within the United States; or (c) three (3) days after deposit in the mails, if mailed by certified or registered mail (return receipt requested) between any two points within the United States, and in each case of mailing, postage prepaid, addressed as follows: (i) if to Obligor, at 198 Bergen Avenue, Bergenfield, New Jersey 07621 and (ii) if to KDTI or the Company, at Twenty-One Penn Plaza, 360 West 31st Street, New York, NY 10001, or at such other address as any such party shall designate by written notice to the other party.

         c. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be performed entirely within New York.

         d. This Agreement may not be changed orally, but only by an agreement in writing signed by any of the KDTI Companies and the Obligor.


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         IN WITNESS WHEREOF, the individual parties have executed and the corporate parties have each caused its corporate name to be hereunto subscribed by its duly authorized officer on the date first written above.


KATZ DIGITAL TECHNOLOGIES, INC., a Delaware corporation


By: /s/ DONALD L. FLAMM
   ---------------------------------------------
   DONALD L. FLAMM
   VICE PRESIDENT & CHIEF FINANCIAL OFFICER


ADVANCED DIGITAL SERVICES, INC., a New York corporation, formerly known as KATZ DIGITAL ACQUISITION INC.


By: /s/ DONALD L. FLAMM
   ---------------------------------------------
   DONALD L. FLAMM
   VICE PRESIDENT




OBLIGOR:


      /s/ GARY RITKES
      --------------------------------------
      GARY RITKES


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